Exhibit 99.1

CONNECTONE BANCORP, INC. REPORTS

THIRD QUARTER 2024 RESULTS;

DECLARES COMMON AND PREFERRED DIVIDENDS

Englewood Cliffs, N.J., October 24, 2024, (GLOBE NEWSWIRE) – ConnectOne Bancorp, Inc. (Nasdaq: CNOB) (the “Company” or “ConnectOne”), parent company of ConnectOne Bank (the “Bank”), today reported net income available to common stockholders of $15.7 million for the third quarter of 2024 compared with $17.5 million for the second quarter of 2024 and $19.9 million for the third quarter of 2023. Included in net income available to common stockholders’ was merger and restructuring pre-tax expenses of $0.7 million for the third quarter of 2024, while there were no such charges during the second quarter of 2024 and the third quarter of 2023. Diluted earnings per share were $0.41 for the third quarter of 2024 compared with $0.46 for the second quarter of 2024 and $0.51 for the third quarter of 2023. Return on average assets was 0.70%, 0.79% and 0.88% for the three months ended September 30, 2024, June 30, 2024 and September 30, 2023, respectively. Return on average tangible common equity was 6.93%, 7.98% and 9.11% for the three months ended September 30, 2024, June 30, 2024 and September 30, 2023, respectively.

Operating net income available to common stockholders, which excludes non-operating items, was $16.1 million for the third quarter of 2024, $17.9 million for the second quarter of 2024 and $20.4 million for the third quarter of 2023. Operating diluted earnings per share were $0.42 for the third quarter of 2024, $0.47 for the second quarter of 2024 and $0.52 for the third quarter of 2023. Operating return on average assets was 0.72%, 0.80% and 0.90% for the three months ended September 30, 2024, June 30, 2024 and September 30, 2023, respectively. Operating return on average tangible common equity was 7.03%, 8.05% and 9.21% for the three months ended September 30, 2024, June 30, 2024 and September 30, 2023, respectively. See supplemental tables for a complete reconciliation of GAAP earnings to operating earnings, and other non-GAAP measures.

The decrease in net income available to common stockholders and diluted earnings per share from the second quarter of 2024 was primarily due to a $1.3 million increase in the provision for credit losses, a $1.0 million increase in noninterest expenses, and a $0.6 million decrease in net interest income, partially offset by a $0.7 million decrease in income tax expenses and a $0.3 million increase in noninterest income. The decrease in net income available to common stockholders from the third quarter of 2023 was primarily due to a $2.9 million increase in noninterest expenses, a $2.3 million increase in the provision for credit losses, and a $1.5 million decrease in net interest income, partially offset by a $1.2 million increase in noninterest income and a $1.2 million decrease in income tax expense. The increases in noninterest expenses when compared to the prior sequential quarter and the prior year quarter included the impact of the aforementioned $0.7 million of merger and restructuring expense that occurred during the third quarter of 2024.

“In September, we announced a planned merger with The First of Long Island Corporation, a transaction that we believe will create a truly premier New York-metro community bank,” commented Frank Sorrentino, ConnectOne’s Chairman and Chief Executive Officer. “Our integration planning is off to a good start, the initial regulatory process is underway, and we’re excited about creating a significantly enhanced platform for continued growth across all markets and communities we serve. Further, the economic environment and interest rate outlook confirms our belief that this combination will deliver meaningful benefits to our communities, clients and shareholders. We look forward to updating you on our progress in the months and quarters ahead.”

Mr. Sorrentino added, “Meanwhile, we remain focused and committed to our client-first culture and relationship banking model. During the first nine months of the year, we have actively reduced non-relationship loans from our balance sheet in an effort to improve our loan-to-deposit ratio, diversify our loan mix, and capitalize on the improving interest rate environment.”

“The net interest margin, for the third quarter, on a core basis was flat; however, as a result of the Fed’s 50 basis-point cut in late September, we ended the quarter with a so-called spot margin upwards of 10 basis points wider. And with our liability-sensitive balance sheet, we are positioned to drive increased profitability through the fourth quarter, into 2025 and post-merger completion.”

Dividend Declarations

The Company announced that its Board of Directors declared a cash dividend on both its common stock and its outstanding preferred stock. A cash dividend on common stock of $0.18 per share will be paid on December 2, 2024, to common stockholders of record on November 15, 2024. A dividend of $0.328125 per depositary share, representing a 1/40th interest in a share of the Company’s 5.25% Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A, will also be paid on December 2, 2024 to holders of record on November 15, 2024.

Operating Results

Fully taxable equivalent net interest income for the third quarter of 2024 was $61.7 million, a decrease of $0.5 million, or 0.9%, from the second quarter of 2024, due to a five basis-point contraction of the net interest margin to 2.67% from 2.72%. During the third quarter of 2024, average loans decreased $89.4 million, or 1.1% when compared to the second quarter of 2024. The contraction of the net interest margin was primarily due to an increase in average cash balances during the third quarter of 2024, as well as a decrease in loan prepayment fees and nonaccrual loan interest recapture. The net interest margin is expected to increase by 10 basis points or more in the fourth quarter of 2024 reflecting the Fed’s actual and expected rate cuts along with deployment of excess cash-on-hand.

Fully taxable equivalent net interest income for the third quarter of 2024 decreased by $1.5 million, or 2.4%, from the third quarter of 2023. The decrease from the third quarter of 2023 resulted primarily from a nine basis-point contraction in the net interest margin to 2.67% from 2.76%. During the third quarter of 2024, average loans decreased by $45.9 million, or 0.6% when compared to the third quarter of 2023. The contraction of the net interest margin for the third quarter of 2024 when compared to the third quarter of 2023 was primarily attributable to a 40 basis-point increase in the average cost of deposits, including noninterest-bearing deposits, partially offset by a 24 basis-point increase in the loan portfolio yield.

Noninterest income was $4.7 million in the third quarter of 2024, $4.4 million in the second quarter of 2024 and $3.6 million in the third quarter of 2023. The $0.3 million increase in noninterest income for the third quarter of 2024 when compared to the second quarter of 2024 was due to a $0.6 million increase in net gains on equity securities, a $0.4 million increase in BOLI death benefits and a $0.2 million increase in other deposit, loan and other income, partially offset a $0.9 million decrease in net gains on sale of loans held-for-sale. The $1.2 million increase in noninterest income for the third quarter of 2024 when compared to the third quarter of 2023 was due to a $0.7 million increase in net gains on equity securities, a $0.4 million increase in BOLI death benefits received, a $0.2 million increase in BOLI income, a $0.1 million increase in BoeFly income, and a $0.1 million increase in other deposit, loan and other income, partially offset by a decrease in net gains on sale of loans held-for-sale of $0.3 million.

Noninterest expenses were $38.6 million for the third quarter of 2024, $37.6 million for the second quarter of 2024 and $35.8 million for the third quarter of 2023. The $1.0 million increase in noninterest expenses for the third quarter of 2024 when compared to the second quarter of 2024 was primarily due to a $0.7 million increase in merger and restructuring expenses, a $0.3 million increase in information and technology communications, a $0.2 million increase in salaries and employee benefits and a $0.2 million increase in professional and consulting fees, partially offset by decreases in other expenses of $0.4 million. The $2.9 million increase in noninterest expenses for the third quarter of 2024 when compared to the third quarter of 2023 was primarily due to a $1.0 million increase in information technology and communications, a $0.7 million increase in merger and restructuring expenses, a $0.7 million increase in salaries and employee benefits, a $0.3 million increase in professional and consulting, a $0.2 million increase in occupancy and equipment and a $0.1 million increase in marketing and advertising, partially offset by a decrease in other expenses of $0.1 million. The increases in information technology and communications when compared to the second quarter of 2024 and the third quarter of 2023 are attributable to additional investments in technology, equipment, and software. The increase in salaries and employee benefits when compared to the second quarter of 2024 was primarily attributable to increases in incentive-based compensation accruals, partially offset by decreases in payroll tax expenses and other employee benefit expenses. The increase in salaries and employee benefits when compared to the third quarter of 2023 was primarily attributable to increases in incentive-based compensation accruals, and an increase in other employee benefit expenses, partially offset by decreases in stock-compensation expenses.

Income tax expense was $6.0 million for the third quarter of 2024, $6.7 million for the second quarter of 2024 and $7.2 million for the third quarter of 2023. The effective tax rates for the second quarter of 2024, first quarter of 2024 and second quarter of 2023 were 26.0%, 26.0% and 25.2%, respectively.

Asset Quality

The provision for credit losses was $3.8 million for the third quarter of 2024, $2.5 million for the second quarter of 2024 and $1.5 million for the third quarter of 2023. The increase in the current quarter’s provision for credit losses from both the second quarter of 2024 and the third quarter of 2023 was primarily due to increases in specific reserves, partially offset by decreases in general reserves.

Nonperforming assets, which includes nonaccrual loans and other real estate owned (the Bank had no other real estate owned during the periods reported), was $51.3 million as of September 30, 2024, $52.5 million as of December 31, 2023 and $56.1 million as of September 30, 2023. Nonperforming assets as a percentage of total assets was 0.53% as of September 30, 2024, 0.53% as of December 31, 2023 and 0.58% as of September 30, 2023. The ratio of nonaccrual loans to loans receivable was 0.63%, 0.63% and 0.69%, as of September 30, 2024, December 31, 2023 and September 30, 2023, respectively. The annualized net loan charge-offs ratio was 0.17% for the third quarter of 2024, 0.43% for the fourth quarter of 2023 and 0.12% for the third quarter of 2023. The allowance for credit losses represented 1.02%, 0.98%, and 1.08% of loans receivable as of September 30, 2024, December 31, 2023, and September 30, 2023, respectively. The allowance for credit losses as a percentage of nonaccrual loans was 160.8% as of September 30, 2024, 156.1% as of December 31, 2023 and 157.4% as of September 30, 2023. Criticized and classified loans as a percentage of total loans was 2.23% as of September 30, 2024, up from 1.35% as of December 31, 2023 and up from 1.44% as of September 30, 2023. The increase is primarily due to a loan modification of one CRE relationship that was moved to special mention. Loans delinquent 30 to 89 days was 0.16% of loans as of September 30, 2024, down from 0.30% as of December 31, 2023 and up from 0.04% as of September 30, 2023.

Selected Balance Sheet Items

The Company’s total assets were $9.639 billion as of September 30, 2024, compared to $9.856 billion as of December 31, 2023. Loans receivable were $8.112 billion as of September 30, 2024 and $8.345 billion as of December 31, 2023. Total deposits were $7.524 billion as of September 30, 2024 and $7.536 billion as of December 31, 2023.

The Company’s total stockholders’ equity was $1.239 billion as of September 30, 2024 and $1.217 billion as of December 31, 2023. The increase in total stockholders’ equity was primarily attributable to an increase in retained earnings of $28.5 million, partially offset by an increase in accumulated other comprehensive losses of approximately $1.6 million and increases in treasury stock of approximately $5.8 million. As of September 30, 2024, the Company’s tangible common equity ratio and tangible book value per share were 9.71% and $23.85, respectively, compared to 9.25% and $23.14, respectively, as of December 31, 2023. Total goodwill and other intangible assets were $213.3 million as of September 30, 2024, and $214.2 million as of December 31, 2023.

Use of Non-GAAP Financial Measures

In addition to the results presented in accordance with Generally Accepted Accounting Principles ("GAAP"), ConnectOne routinely supplements its evaluation with an analysis of certain non-GAAP measures. ConnectOne believes these non-GAAP financial measures, in addition to the related GAAP measures, provide meaningful information to investors in understanding our operating performance and trends. These non-GAAP measures have inherent limitations and are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for an analysis of results reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of non-GAAP financial measures disclosed in this earnings release to the comparable GAAP measures are provided in the accompanying tables.

Third Quarter 2024 Results Conference Call

Management will also host a conference call and audio webcast at 10:00 a.m. ET on October 24, 2024 to review the Company's financial performance and operating results. The conference call dial-in number is 1 (646) 307-1963, access code 5504182. Please dial in at least five minutes before the start of the call to register. An audio webcast of the conference call will be available to the public, on a listen-only basis, via the "Investor Relations" link on the Company's website https://www.ConnectOneBank.com or at http://ir.connectonebank.com.

A replay of the conference call will be available beginning at approximately 1:00 p.m. ET on Thursday, October 24, 2024 and ending on Thursday, October 31, 2024 by dialing 1 (609) 800-9909, access code 5504182. An online archive of the webcast will be available following the completion of the conference call at https://www.ConnectOneBank.com or at http://ir.connectonebank.com.

About ConnectOne Bancorp, Inc.

ConnectOne Bancorp, Inc., is a modern financial services company that operates, through its subsidiary, ConnectOne Bank, and the Bank’s fintech subsidiary, BoeFly, Inc. ConnectOne Bank is a high-performing commercial bank offering a full suite of banking & lending products and services that focus on small to middle-market businesses. BoeFly, Inc. is a fintech marketplace that connects borrowers in the franchise space with funding solutions through a network of partner banks. ConnectOne Bancorp, Inc. is traded on the Nasdaq Global Market under the trading symbol "CNOB," and information about ConnectOne may be found at https://www.connectonebank.com.

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies, and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, those factors set forth in Item 1A – Risk Factors of the Company’s Annual Report on Form 10-K, as filed with the U.S. Securities and Exchange Commission, as supplemented by the Company’s subsequent filings with the U.S. Securities and Exchange Commission, and changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, changes in accounting principles and guidelines and the impact of the health emergencies and natural disasters on the Company, its employees and operations, and its customers. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Investor Contact:

William S. Burns

Senior Executive Vice President & CFO

201.816.4474: bburns@cnob.com

Media Contact:

Shannan Weeks

MikeWorldWide

732.299.7890: sweeks@mww.com

CONNECTONE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION
(in thousands)

	September 30,	December 31,	September 30,
	2024	2023	2023
	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	$61,093	$61,421	$56,170
Interest-bearing deposits with banks	186,155	181,293	197,128
Cash and cash equivalents	247,248	242,714	253,298

Investment securities	646,713	617,162	581,867
Equity securities	20,399	18,564	17,677

Loans receivable	8,111,976	8,345,145	8,181,109
Less: Allowance for credit losses - loans	82,494	81,974	88,230
Net loans receivable	8,029,482	8,263,171	8,092,879

Investment in restricted stock, at cost	42,772	51,457	49,387
Bank premises and equipment, net	29,068	30,779	28,432
Accrued interest receivable	46,951	49,108	46,795
Bank owned life insurance	242,016	237,644	236,009
Right of use operating lease assets	14,211	12,007	11,229
Goodwill	208,372	208,372	208,372
Core deposit intangibles	4,935	5,874	6,222
Other assets	107,436	118,751	146,718
Total assets	$9,639,603	$9,855,603	$9,678,885

LIABILITIES
Deposits:
Noninterest-bearing	$1,262,568	$1,259,364	$1,224,125
Interest-bearing	6,261,537	6,276,838	6,214,370
Total deposits	7,524,105	7,536,202	7,438,495
Borrowings	742,133	933,579	887,590
Subordinated debentures, net	79,818	79,439	79,313
Operating lease liabilities	15,252	13,171	12,424
Other liabilities	38,799	76,592	72,909
Total liabilities	8,400,107	8,638,983	8,490,731

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock	110,927	110,927	110,927
Common stock	586,946	586,946	586,946
Additional paid-in capital	34,995	33,182	32,027
Retained earnings	619,497	590,970	579,776
Treasury stock	(76,116)	(70,296)	(68,108)
Accumulated other comprehensive loss	(36,753)	(35,109)	(53,414)
Total stockholders' equity	1,239,496	1,216,620	1,188,154
Total liabilities and stockholders' equity	$9,639,603	$9,855,603	$9,678,885

CONNECTONE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	09/30/24	09/30/23	09/30/24	09/30/23
Interest income
Interest and fees on loans	$119,280	$115,405	$359,513	$333,356
Interest and dividends on investment securities:
Taxable	4,740	4,128	13,757	12,386
Tax-exempt	1,119	1,136	3,394	3,475
Dividends	1,048	907	3,390	2,750
Interest on federal funds sold and other short-term investments	4,055	2,110	9,802	9,141
Total interest income	130,242	123,686	389,856	361,108
Interest expense
Deposits	63,785	56,043	186,278	146,844
Borrowings	5,570	5,286	20,952	20,980
Total interest expense	69,355	61,329	207,230	167,824

Net interest income	60,887	62,357	182,626	193,284
Provision for credit losses	3,800	1,500	10,300	5,500
Net interest income after provision for credit losses	57,087	60,857	172,326	187,784

Noninterest income
Deposit, loan and other income	1,817	1,605	5,063	4,553
Income on bank owned life insurance	2,145	1,597	5,486	4,681
Net gains on sale of loans held-for-sale	343	633	2,126	1,232
Net losses (gains) on equity securities	432	(273)	309	(674)
Total noninterest income	4,737	3,562	12,984	9,792

Noninterest expenses
Salaries and employee benefits	22,957	22,251	67,809	66,213
Occupancy and equipment	2,889	2,738	8,797	8,176
FDIC insurance	1,800	1,800	5,400	4,465
Professional and consulting	2,147	1,834	5,998	5,960
Marketing and advertising	635	554	1,925	1,642
Information technology and communications	4,464	3,487	13,051	10,192
Merger and restructuring	742	-	742	-
Amortization of core deposit intangibles	297	347	939	1,090
Other expenses	2,710	2,773	8,639	8,366
Total noninterest expenses	38,641	35,784	113,300	106,104

Income before income tax expense	23,183	28,635	72,010	91,472
Income tax expense	6,022	7,228	18,588	23,742
Net income	17,161	21,407	53,422	67,730
Preferred dividends	1,509	1,509	4,527	4,527
Net income available to common stockholders	$15,652	$19,898	$48,895	$63,203

Earnings per common share:
Basic	$0.41	$0.51	$1.27	$1.62
Diluted	0.41	0.51	1.27	1.61

ConnectOne's management believes that the supplemental financial information, including non-GAAP measures provided below, is useful to investors. The non-GAAP measures should not be viewed as a substitute for financial results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP financial measures presented by other companies.

CONNECTONE BANCORP, INC.
SUPPLEMENTAL GAAP AND NON-GAAP FINANCIAL MEASURES

	As of
	Sept. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,
	2024	2024	2024	2023	2023
	(dollars in thousands)
Selected Financial Data
Total assets	$9,639,603	$9,723,731	$9,853,964	$9,855,603	$9,678,885
Loans receivable:
Commercial	$1,505,743	$1,491,079	$1,561,063	$1,564,768	$1,464,479
Commercial real estate	3,261,160	3,274,941	3,333,488	3,342,603	3,288,704
Multifamily	2,482,258	2,499,581	2,507,893	2,566,904	2,559,927
Commercial construction	616,087	639,168	646,593	620,496	622,748
Residential	250,249	256,786	254,214	256,041	251,416
Consumer	835	945	850	1,029	936
Gross loans	8,116,332	8,162,500	8,304,101	8,351,841	8,188,210
Net deferred loan fees	(4,356)	(4,597)	(6,144)	(6,696)	(7,101)
Loans receivable	8,111,976	8,157,903	8,297,957	8,345,145	8,181,109
Loans held-for-sale	-	435	-	-	-
Total loans	$8,111,976	$8,158,338	$8,297,957	$8,345,145	$8,181,109

Investment and equity securities	$667,112	$640,322	$638,854	$635,726	$599,544
Goodwill and other intangible assets	213,307	213,604	213,925	214,246	214,594
Deposits:
Noninterest-bearing demand	$1,262,568	$1,268,882	$1,290,523	$1,259,364	$1,224,125
Time deposits	2,614,187	2,593,165	2,623,391	2,531,371	2,522,210
Other interest-bearing deposits	3,647,350	3,713,967	3,674,740	3,745,467	3,692,160
Total deposits	$7,524,105	$7,576,014	$7,588,654	$7,536,202	$7,438,495

Borrowings	$742,133	$756,144	$877,568	$933,579	$887,590
Subordinated debentures (net of debt issuance costs)	79,818	79,692	79,566	79,439	79,313
Total stockholders' equity	1,239,496	1,224,227	1,216,609	1,216,620	1,188,154

Quarterly Average Balances
Total assets	$9,742,853	$9,745,853	$9,860,753	$9,690,746	$9,625,625
Loans receivable:
Commercial	$1,485,777	$1,517,446	$1,552,360	$1,510,634	$1,471,006
Commercial real estate (including multifamily)	5,752,467	5,789,498	5,890,853	5,874,854	5,821,794
Commercial construction	628,740	652,227	637,993	630,468	625,640
Residential	252,975	254,284	252,965	253,200	253,114
Consumer	7,887	5,155	5,091	6,006	4,972
Gross loans	8,127,846	8,218,610	8,339,262	8,275,162	8,176,526
Net deferred loan fees	(4,513)	(5,954)	(6,533)	(6,894)	(7,387)
Loans receivable	8,123,333	8,212,656	8,332,729	8,268,268	8,169,139
Loans held-for-sale	83	169	99	31	171
Total loans	$8,123,416	$8,212,825	$8,332,828	$8,268,299	$8,169,310

Investment and equity securities	$650,897	$637,551	$633,270	$602,287	$628,429
Goodwill and other intangible assets	213,502	213,813	214,133	214,472	214,822
Deposits:
Noninterest-bearing demand	$1,259,912	$1,256,251	$1,254,201	$1,248,132	$1,275,325
Time deposits	2,625,329	2,587,706	2,567,767	2,495,091	2,606,122
Other interest-bearing deposits	3,747,427	3,721,167	3,696,374	3,747,093	3,723,561
Total deposits	$7,632,668	$7,565,124	$7,518,342	$7,490,316	$7,605,008

Borrowings	$717,586	$787,256	$947,003	$823,123	$651,112
Subordinated debentures (net of debt issuance costs)	79,735	79,609	79,483	79,356	79,230
Total stockholders' equity	1,234,724	1,220,621	1,220,818	1,198,389	1,202,647

	Three Months Ended
	Sept. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,
	2024	2024	2024	2023	2023
	(dollars in thousands, except for per share data)
Net interest income	$60,887	$61,439	$60,300	$61,822	$62,357
Provision for credit losses	3,800	2,500	4,000	2,700	1,500
Net interest income after provision for credit losses	57,087	58,939	56,300	59,122	60,857
Noninterest income
Deposit, loan and other income	1,817	1,654	1,592	1,545	1,605
Income on bank owned life insurance	2,145	1,677	1,664	1,635	1,597
Net gains on sale of loans held-for-sale	343	1,277	506	472	633
Net gains (losses) on equity securities	432	(209)	86	557	(273)
Total noninterest income	4,737	4,399	3,848	4,209	3,562
Noninterest expenses
Salaries and employee benefits	22,957	22,721	22,131	22,010	22,251
Occupancy and equipment	2,889	2,899	3,009	2,708	2,738
FDIC insurance	1,800	1,800	1,800	3,900	1,800
Professional and consulting	2,147	1,923	1,928	1,587	1,834
Marketing and advertising	635	613	677	323	554
Information technology and communications	4,464	4,198	4,389	4,148	3,487
Merger and restructuring	742	-	-	-	-
Amortization of core deposit intangible	297	321	321	348	347
Other expenses	2,710	3,119	2,810	2,821	2,773
Total noninterest expenses	38,641	37,594	37,065	37,845	35,784

Income before income tax expense	23,183	25,744	23,083	25,486	28,635
Income tax expense	6,022	6,688	5,878	6,213	7,228
Net income	17,161	19,056	17,205	19,273	21,407
Preferred dividends	1,509	1,509	1,509	1,509	1,509
Net income available to common stockholders	$15,652	$17,547	$15,696	$17,764	$19,898

Weighted average diluted common shares outstanding	38,525,484	38,448,594	38,511,747	38,651,391	38,829,681
Diluted EPS (GAAP)	$0.41	$0.46	$0.41	$0.46	$0.51

Reconciliation of GAAP Net Income to Operating Net Income:
Net income	$17,161	$19,056	$17,205	$19,273	$21,407
Merger and restructuring	742	-	-	-	-
Amoritization of core deposit intangibles	297	321	321	348	347
FDIC special assessment	-	-	-	2,100	-
Net (gains) losses on equity securities	(432)	209	(86)	(557)	273
Tax impact of adjustments	(171)	(149)	(66)	(569)	(187)
Operating net income	$17,597	$19,437	$17,374	$20,595	$21,840
Preferred dividends	1,509	1,509	1,509	1,509	1,509
Operating net income available to common stockholders	$16,088	$17,928	$15,865	$19,086	$20,331

Opearting diluted EPS (non-GAAP) (1)	$0.42	$0.47	$0.41	$0.49	$0.52

Return on Assets Measures
Average assets	$9,742,853	$9,745,853	$9,860,753	$9,690,746	$9,625,625
Return on avg. assets	0.70%	0.79%	0.70%	0.79%	0.88%
Operating return on avg. assets (non-GAAP) (2)	0.72	0.80	0.71	0.84	0.90

(1) Operating net income available to common stockholders divided by weighted average diluted shares outstanding.
(2) Operating net income divided by average assets.

	Three Months Ended
	Sept. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,
	2024	2024	2024	2023	2023
	(dollars in thousands)
Return on Equity Measures
Average stockholders' equity	$1,234,724	$1,220,621	$1,220,818	$1,198,389	$1,202,647
Less: average preferred stock	(110,927)	(110,927)	(110,927)	(110,927)	(110,927)
Average common equity	$1,123,797	$1,109,694	$1,109,891	$1,087,462	$1,091,720
Less: average intangible assets	(213,502)	(213,813)	(214,133)	(214,472)	(214,822)
Average tangible common equity	$910,295	$895,881	$895,758	$872,990	$876,898
Return on avg. common equity (GAAP)	5.54%	6.36%	5.69%	6.48%	7.23%
Operating return on avg. common equity (non-GAAP) (3)	5.70	6.50	5.75	6.96	7.39
Return on avg. tangible common equity (non-GAAP) (4)	6.93	7.98	7.15	8.18	9.11
Operating return on avg. tangible common equity (non-GAAP) (5)	7.03	8.05	7.12	8.67	9.20

Efficiency Measures
Total noninterest expenses	$38,641	$37,594	$37,065	$37,845	$35,784
Merger and restructuring	(742)	-	-	-	-
Amortization of core deposit intangibles	(297)	(321)	(321)	(348)	(347)
FDIC special assessment	-	-	-	(2,100)	-
Operating noninterest expense	$37,602	$37,273	$36,744	$35,397	$35,437

Net interest income (tax equivalent basis)	$61,710	$62,255	$61,111	$62,627	$63,208
Noninterest income	4,737	4,399	3,848	4,209	3,562
Net (gains) losses on equity securities	(432)	209	(86)	(557)	273
Operating revenue	$66,015	$66,863	$64,873	$66,279	$67,043

Operating efficiency ratio (non-GAAP) (6)	57.0%	55.7%	56.6%	53.4%	52.9%

Net Interest Margin
Average interest-earning assets	$9,206,038	$9,210,050	$9,323,291	$9,172,165	$9,089,431
Net interest income (tax equivalent basis)	61,710	62,255	61,111	62,627	63,208
Net interest margin (GAAP)	2.67%	2.72%	2.64%	2.71%	2.76%

(3) Operating net income available to common stockholders divided by average common equity.
(4) Net income available to common stockholders, excluding amortization of intangible assets, divided by average tangible common equity.
(5) Operating net income available to common stockholders, divided by average tangible common equity.
(6) Operating noninterest expense divided by operating revenue.

	As of
	Sept. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,
	2024	2024	2024	2023	2023
	(dollars in thousands, except for per share data)
Capital Ratios and Book Value per Share
Stockholders equity	$1,239,496	$1,224,227	$1,216,609	$1,216,620	$1,188,154
Less: preferred stock	(110,927)	(110,927)	(110,927)	(110,927)	(110,927)
Common equity	$1,128,569	$1,113,300	$1,105,682	$1,105,693	$1,077,227
Less: intangible assets	(213,307)	(213,604)	(213,925)	(214,246)	(214,594)
Tangible common equity	$915,262	$899,696	$891,757	$891,447	$862,633

Total assets	$9,639,603	$9,723,731	$9,853,964	$9,855,603	$9,678,885
Less: intangible assets	(213,307)	(213,604)	(213,925)	(214,246)	(214,594)
Tangible assets	$9,426,296	$9,510,127	$9,640,039	$9,641,357	$9,464,291

Common shares outstanding	38,368,217	38,365,069	38,333,053	38,519,770	38,621,970

Common equity ratio (GAAP)	11.71%	11.45%	11.22%	11.22%	11.13%
Tangible common equity ratio (non-GAAP) (7)	9.71	9.46	9.25	9.25	9.11

Regulatory capital ratios (Bancorp):
Leverage ratio	11.10%	10.97%	10.73%	10.86%	10.86%
Common equity Tier 1 risk-based ratio	11.07	10.90	10.70	10.62	10.64
Risk-based Tier 1 capital ratio	12.42	12.25	12.03	11.95	11.98
Risk-based total capital ratio	14.29	14.10	13.88	13.77	13.90

Regulatory capital ratios (Bank):
Leverage ratio	11.43%	11.29%	11.10%	11.20%	11.23%
Common equity Tier 1 risk-based ratio	12.79	12.60	12.43	12.31	12.38
Risk-based Tier 1 capital ratio	12.79	12.60	12.43	12.31	12.38
Risk-based total capital ratio	13.77	13.58	13.41	13.28	13.43

Book value per share (GAAP)	$29.41	$29.02	$28.84	$28.70	$27.89
Tangible book value per share (non-GAAP) (8)	23.85	23.45	23.26	23.14	22.34

Net Loan Charge-offs (Recoveries):
Net loan charge-offs (recoveries):
Charge-offs	$3,559	$3,595	$3,185	$8,960	$2,487
Recoveries	(53)	(324)	(23)	-	(8)
Net loan charge-offs	$3,506	$3,271	$3,162	$8,960	$2,479
Net loan charge-offs as a % of average loans receivable (annualized)	0.17%	0.16%	0.15%	0.43%	0.12%

Asset Quality
Nonaccrual loans	$51,300	$46,026	$47,438	$52,524	$56,059
Other real estate owned	-	-	-	-	-
Nonperforming assets	$51,300	$46,026	$47,438	$52,524	$56,059

Allowance for credit losses - loans ("ACL")	$82,494	$82,077	$82,869	$81,974	$88,230
Loans receivable	8,111,976	8,157,903	8,297,957	8,345,145	8,181,109

Nonaccrual loans as a % of loans receivable	0.63%	0.56%	0.57%	0.63%	0.69%
Nonperforming assets as a % of total assets	0.53	0.47	0.48	0.53	0.58
ACL as a % of loans receivable	1.02	1.01	1.00	0.98	1.08
ACL as a % of nonaccrual loans	160.8	178.3	174.7	156.1	157.4

(7) Tangible common equity divided by tangible assets
(8) Tangible common equity divided by common shares outstanding at period-end

CONNECTONE BANCORP, INC.
NET INTEREST MARGIN ANALYSIS
(dollars in thousands)

	For the Quarter Ended
	September 30, 2024			June 30, 2024			September 30, 2023
	Average			Average			Average
	Balance	Interest	Rate (7)	Balance	Interest	Rate (7)	Balance	Interest	Rate (7)
Interest-earning assets:
Investment securities (1) (2)	$736,946	$6,157	3.32%	$739,591	$6,102	3.32%	$723,408	$5,566	3.05%
Loans receivable and loans held-for-sale (2) (3) (4)	8,123,416	119,805	5.87	8,212,825	120,663	5.91	8,169,310	115,954	5.63
Federal funds sold and interest- bearing deposits with banks	304,009	4,056	5.31	212,811	2,841	5.37	158,155	2,110	5.29
Restricted investment in bank stock	41,667	1,048	10.01	44,823	1,217	10.92	38,558	907	9.33
Total interest-earning assets	9,206,038	131,066	5.66	9,210,050	130,823	5.71	9,089,431	124,537	5.44
Allowance for credit losses	(83,355)			(84,681)			(89,966)
Noninterest-earning assets	620,170			620,484			626,160
Total assets	$9,742,853			$9,745,853			$9,625,625

Interest-bearing liabilities:
Time deposits	$2,625,329	30,245	4.58	$2,587,706	28,898	4.49	$2,606,122	25,437	3.87
Other interest-bearing deposits	3,747,427	33,540	3.56	3,721,167	33,188	3.59	3,723,561	30,606	3.26
Total interest-bearing deposits	6,372,756	63,785	3.98	6,308,873	62,086	3.96	6,329,683	56,043	3.51

Borrowings	717,586	4,239	2.35	787,256	5,150	2.63	651,112	3,950	2.41
Subordinated debentures, net	79,735	1,312	6.55	79,609	1,311	6.62	79,230	1,312	6.57
Finance lease	1,349	20	5.90	1,416	21	5.96	1,603	24	5.94
Total interest-bearing liabilities	7,171,426	69,356	3.85	7,177,154	68,568	3.84	7,061,628	61,329	3.45

Noninterest-bearing demand deposits	1,259,912			1,256,251			1,275,325
Other liabilities	76,791			91,827			86,025
Total noninterest-bearing liabilities	1,336,703			1,348,078			1,361,350
Stockholders' equity	1,234,724			1,220,621			1,202,647
Total liabilities and stockholders' equity	$9,742,853			$9,745,853			$9,625,625

Net interest income (tax equivalent basis)		61,710			62,255			63,208
Net interest spread (5)			1.82%			1.87%			1.99%

Net interest margin (6)			2.67%			2.72%			2.76%

Tax equivalent adjustment		(823)			(816)			(851)
Net interest income		$60,887			$61,439			$62,357

(1) Average balances are calculated on amortized cost.
(2) Interest income is presented on a tax equivalent basis using 21% federal tax rate.
(3) Includes loan fee income.
(4) Loans include nonaccrual loans.
(5) Represents difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities and is presented on a tax equivalent basis.
(6) Represents net interest income on a tax equivalent basis divided by average total interest-earning assets.
(7) Rates are annualized.